UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
October 17, 2006 (October 11, 2006)

Date of Report (Date of earliest event reported)
QUOVADX, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-29273	85-0373486

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)
7600 E. Orchard Road, Suite 300S
Greenwood Village, CO 80111

(Address of principal executive offices)
(303) 488-2019

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Termination of a Material Definitive Agreement
     On April 7, 2006, Quovadx, Inc. (the “Registrant” or “Company”) reported on a Form 8-K that it had reached a settlement agreement with lead plaintiffs in the class action captioned Heller v. Quovadx, Inc., et al, Case No. 04-M-0665 (OES) (D. Colo.) filed on June 10, 2004, to settle claims under Section 10(b) and Section 20(a) of the Securities and Exchange Act of 1934 that were filed in connection with the Company’s March 2004 restatement of financial results. The agreement excluded claims made under Sections 11 and 15 of the Securities Act of 1933, which have been brought in another class action lawsuit that also arose out of the Company’s 2004 restatement of financial results, and that is captioned Special Situations Fund v. Quovadx, Inc., et al, Case No. 04-M-1006 (OES), filed in March 2004, and still pending, but purported to include any claims under Section 10(b) that the Special Situations Fund plaintiffs might have. The Company’s D&O insurance carriers had previously paid $7 million, and the Company had paid $3 million, into a settlement fund established by the Heller plaintiff’s counsel.
     On October 11, 2006, the court denied approval of the Heller settlement agreement on the grounds that the proposed settlement purported to settle claims on behalf of a settlement class that is broader than the class that was certified by the court for trial purposes, namely the inclusion of the Special Situations Fund plaintiffs to the extent of their Section 10(b) claims.
     The Heller plaintiff’s counsel has proposed and the Company has indicated its willingness to agree to a new settlement under which the aggregate settlement amount would be $9 million in exchange for their release of the Company and the individual defendants, with prejudice, of all claims under Sections 10(b) and 20(a) of the Securities and Exchange Act of 1934 and would exclude all claims by the Special Situations Fund plaintiffs. The Company is working to negotiate and finalize such agreement to reflect such a settlement. It is not possible at this time to know whether and in what form that agreement will be finalized, or if finalized that such an agreement would be approved by the court.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: October 17, 2006

QUOVADX, INC.
By:	/s/ Linda K. Wackwitz
Linda K. Wackwitz
Secretary